Exhibit 99.2

Platform Specialty Products Corporation
Announces Early Tender Results of Cash Tender Offer and Consent Solicitation for Any and All of its Outstanding 10.375% Senior Notes due 2021
WEST PALM BEACH, Fla., November 22, 2017 - Platform Specialty Products Corporation (NYSE:PAH) (“Platform”), a global specialty chemicals company, announced today that, as of 5:00 p.m., New York City time, on November 22, 2017, holders of a total of $332,358,000 aggregate principal amount of its outstanding $500,000,0000 aggregate principal amount of 10.375% Senior Notes due 2021 (the “Notes”) (representing approximately 66.47% of the outstanding Notes) (the “Early Tendered Notes”) had validly tendered their Notes and given their consents to the proposed amendments to the indenture governing the Notes in connection with Platform’s previously announced cash tender offer and consent solicitation for any and all of its Notes pursuant to an Offer to Purchase and Consent Solicitation Statement dated November 8, 2017 and a related Consent and Letter of Transmittal (together, the “Offer Documents”). As a result, the Requisite Consents (as defined in the Offer Documents) for, among other things, the elimination of substantially all of the restrictive covenants and certain events of default contained in the indenture governing the Notes have been received.
Platform expects to accept for payment and settle the Early Tendered Notes on or about November 24, 2017.
The tender offer is scheduled to expire at 12:00 midnight, New York City time, at the end of Thursday, December 7, 2017, unless extended or earlier terminated. The complete terms and conditions of the tender offer for the Notes are set forth in the Offer Documents and the tender offer and consent solicitation are being made only through, and subject to the terms and conditions set forth in, the Offer Documents.
Concurrently with the commencement of the tender offer, Platform issued a conditional notice of redemption of all outstanding Notes at the redemption price of 100% of the principal amount thereof plus the Applicable Premium (as defined in, and determined in accordance with, the indenture governing the Notes), plus accrued and unpaid interest, if any, to, but not including, the redemption date. The Company intends to redeem any and all of the outstanding Notes on December 8, 2017. Any Notes not tendered in the tender offer will be subject to the redemption. The complete terms and conditions of the redemption are set forth in the conditional notice of redemption.
This press release is not an offer to purchase or a solicitation of consents, which may be made only pursuant to the terms of the Offer Documents and related materials and in accordance with applicable securities laws. This press release shall not constitute a notice of redemption of the Notes. This press release is not an offer to purchase or a solicitation of an offer to sell any securities.
Credit Suisse Securities (USA) LLC is acting as Dealer Manager and Solicitation Agent for the tender offer and consent solicitation for the Notes. Questions regarding Platform’s tender offer and consent solicitation may be directed to Credit Suisse Securities (USA) LLC at (212) 325-2476 or toll free at (800) 820-1653.
D.F. King & Co., Inc. is acting as the Tender Agent and Information Agent for Platform’s tender offer and consent solicitation. Requests for the Offer Documents may be directed to D.F. King & Co., Inc. at (212) 269-5550 (for brokers and banks) or (800) 290-6427 (for all others) or email pah@dfking.com.
None of Platform, the Dealer Manager and Solicitation Agent, the Tender Agent and Information Agent or any of their affiliates, or any other person makes any recommendation as to whether holders of Notes should tender their

Notes, and no one has been authorized to make such a recommendation. Holders of Notes must make their own decisions as to whether to tender their Notes, and if they decide to do so, the principal amount of the Notes to tender. Holders of the Notes should read carefully the Offer Documents and related materials before any decision is made.
About Platform
Platform is a global, diversified producer of high-technology specialty chemicals and a provider of technical services. The business involves the formulation of a broad range of solutions-oriented specialty chemicals, which are sold into multiple industries, including automotive, agriculture, animal health, electronics, graphic arts, and offshore oil and gas production and drilling.
Forward-Looking Statements
Certain statements contained in this release are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995 as it contains "forward-looking statements" within the meaning of the federal securities laws, which include statements regarding expectations, beliefs, plans, intentions, projections or other statements regarding the future. These projections and statements are based on management's estimates and assumptions with respect to future events and financial performance, and are believed to be reasonable, though are inherently difficult to predict.  The statements in this release are not guarantees of future performance, and actual results could differ materially from current expectations. A number of factors could cause or contribute to such differences, which include, among others, Platform’s ability to consummate the tender offer and consent solicitation and the redemption, the availability and cost of debt financing, market volatility, unanticipated delays and transaction expenses, legal, tax and regulatory requirements and overall global and economic business conditions impacting Platform’s business .  Additional information concerning factors that could cause results to vary is, or will be, included in Platform's periodic and other reports filed with the Securities and Exchange Commission, including Platform's annual report on Form 10-K for the fiscal year ended December 31, 2016 and quarterly report on Form 10-Q for the quarter ended September 30, 2017. Platform undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
CONTACT:

Investor Relations Contact:

Carey Dorman
Senior Director of Corporate Development
         Platform Specialty Products Corporation
         1-561-406-8465

Media Contact:

Liz Cohen
Weber Shandwick
1-212-445-8044